Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2014 FIRST QUARTER RESULTS & RAISES FULL YEAR GUIDANCE -
-- Diluted earnings per share (EPS) from continuing operations of $0.57 --
-- $0.79 excluding the effect of $0.16 from the health insurer fee and $0.06 of USMM transaction costs --

ST. LOUIS, MISSOURI (April 22, 2014) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2014.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Premium and Service Revenues (in millions)	$3,352
Consolidated Health Benefits Ratio	89.3%
General & Administrative expense ratio	8.8%
Diluted earnings per share (EPS)	$0.57
Diluted EPS excluding the effect of the health insurer fee and U.S. Medical Management transaction costs	$0.79
Total cash flow from operations (in millions)	$252.4

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “The Company continues to diversify and add capabilities to the business, driving significant revenue and earnings growth year over year in the first quarter of 2014.  Our guidance increase is driven by strong first quarter results across all metrics providing positive momentum for the remainder of the year.”
First Quarter Highlights

•	March 31, 2014 at-risk managed care membership of 2,885,700, an increase of 332,300 members, or 13% compared to the first quarter of 2013

•	Premium and service revenues for the first quarter of $3.4 billion, representing 38% growth compared to the first quarter of 2013.

•	Health Benefits Ratio of 89.3% for the first quarter 2014, compared to 90.2% in the first quarter of 2013.

•	General and Administrative expense ratio of 8.8% for the first quarter of 2014, compared to 8.4% in the first quarter of 2013.

•	Operating cash flow of $252.4 million for the first quarter of 2014, or 7.8 times net earnings.

•
Diluted earnings per share of $0.57; $0.79 excluding $0.16 of net cost associated with the health insurer fee and $0.06 of U.S. Medical Management acquisition transaction costs, compared to $0.41 in 2013.

Other Events

•
In April 2014, we signed a definitive agreement to purchase a noncontrolling interest in Ribera Salud S.A., a Spanish health management group. Centene will be a joint shareholder with Ribera Salud S.A.'s remaining investor, Banco Sabadell, the fourth largest private bank in Spain. The transaction is expected to close in 2014, subject to closing conditions and regulatory approval.

The following table sets forth the Company's membership by state for its managed care organizations:

	March 31,
	2014	2013
Arizona	7,100	23,300
Arkansas	16,400	—
California	118,100	—
Florida	230,300	214,600
Georgia	331,400	314,000
Illinois	22,400	18,000
Indiana	198,700	202,400
Kansas	145,000	133,700
Louisiana	149,800	162,900
Massachusetts	50,800	17,300
Minnesota	9,400	—
Mississippi	85,400	77,000
Missouri	58,100	57,900
New Hampshire	37,100	—
Ohio	181,800	157,700
South Carolina	96,300	90,100
Tennessee	21,100	—
Texas	904,000	948,400
Washington	151,700	63,500
Wisconsin	70,800	72,600
Total	2,885,700	2,553,400

At March 31, 2014, we served 99,700 Medicaid members in Medicaid expansion programs in California, Massachusetts, Ohio and Washington included in the table above.

The following table sets forth our membership by line of business:

	March 31,
	2014	2013
Medicaid	2,169,100	1,951,300
CHIP & Foster Care	269,200	265,400
ABD & Medicare	300,500	288,400
Health Insurance Marketplace (HIM)	39,700	—
Hybrid Programs	14,400	24,600
Long Term Care (LTC)	51,800	23,700
Correctional services	41,000	—
Total	2,885,700	2,553,400

The following table identifies our dual eligible membership by line of business. The membership tables above include these members.

	March 31,
	2014	2013
ABD	72,800	70,000
LTC	41,300	16,100
Medicare	6,500	5,300
Total	120,600	91,400

At March 31, 2014, the Company also served 162,700 members under its behavioral health contract in Arizona, compared to 156,200 members at March 31, 2013.

Statement of Operations: Three Months Ended March 31, 2014

•
For the first quarter of 2014, Premium and Service Revenues increased 38% to $3.4 billion from $2.4 billion in the first quarter of 2013. The increase was primarily as a result of expansions in Florida and Ohio, the additions of the California, New Hampshire and three Centurion contracts, our participation in the Health Insurance Marketplaces, and the acquisitions of AcariaHealth and U.S. Medical Management.

•
Consolidated HBR of 89.3% for the first quarter of 2014 represents a decrease from 90.2% in the comparable period in 2013 and an increase from 88.1% in the fourth quarter of 2013. The HBR improvement compared to 2013 reflects a lower level of flu costs compared to prior year and reduced utilization in certain markets in the first quarter of 2014 associated with inclement weather. The increase from the prior quarter is due to normal seasonality.

•	The following table compares the results for new business and existing business for the quarters ended March 31,:

	2014	2013
Premium and Service Revenue
New business	20%	37%
Existing business	80%	63%

HBR
New business	93.1%	93.7%
Existing business	88.3%	88.2%

•
Consolidated G&A expense ratio for the first quarter of 2014 was 8.8%, compared to 8.4% in the prior year.  The year over year increase reflects U.S. Medical Management transaction costs and the addition of the Acaria business, partially offset by the leveraging of expenses over higher revenue in 2014.

•
Earnings from operations were $70.0 million in the first quarter of 2014 compared to $39.6 million in the first quarter of 2013. Net earnings attributable to Centene Corporation were $33.0 million in the first quarter of 2014, compared to $23.0 million in the first quarter of 2013.

•
Diluted earnings per share of $0.57, or $0.79 excluding $0.16 of net cost associated with the health insurer fee and $0.06 of U.S. Medical Management acquisition transaction costs, compared to $0.41 in 2013.

Balance Sheet and Cash Flow

At March 31, 2014, the Company had cash, investments and restricted deposits of $2,215.7 million, including $49.3 million held by its unregulated entities. Medical claims liabilities totaled $1,298.5 million, representing 42.6 days in claims payable. Total debt was $817.1 million which includes $295.0 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 34.4% at March 31, 2014, excluding the $72.1 million non-recourse mortgage note. Cash flow from operations for the three months ended March 31, 2014, was $252.4 million, or 7.8 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2013	42.4
Timing of claim payments	0.2
Days in claims payable, March 31, 2014	42.6

Outlook

The table below depicts the Company's annual guidance for 2014.

	Full Year 2014
	Low	High
Premium and Service Revenues (in millions)	$14,200	$14,800
Diluted EPS	$3.60	$3.90
Consolidated Health Benefits Ratio	88.7%	89.2%
General & Administrative expense ratio	8.5%	9.0%
Effective Tax Rate	50.0%	51.0%
Diluted Shares Outstanding (in thousands)	59,700	60,200

The guidance in the table above includes the impact of the acquisition of U.S. Medical Management and related transaction costs as well as the ACA health insurer fee.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 22, 2014, at 8:30 A.M. (Eastern Time) to review the financial results for the first quarter ended March 31, 2014, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-270-2148 in the U.S. and Canada; +1-412-902-6510 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to http://dpregister.com/10041412, which includes a calendar entry and PIN code to be activated one hour before the call. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 21, 2015, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, April 30, 2014, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10041412.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended March 31, 2014" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$1,218,004	$974,304
Cash and cash equivalents of discontinued operations	52,788	63,769
Total cash and cash equivalents	1,270,792	1,038,073
Premium and related receivables	570,105	428,570
Short term investments	99,696	102,126
Other current assets	320,393	217,661
Other current assets of discontinued operations	20,863	13,743
Total current assets	2,281,849	1,800,173
Long term investments	840,152	791,900
Restricted deposits	57,826	46,946
Property, software and equipment, net	412,699	395,407
Goodwill	657,551	348,432
Intangible assets, net	85,134	48,780
Other long term assets	80,961	59,357
Long term assets of discontinued operations	30,275	38,305
Total assets	$4,446,447	$3,529,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,298,513	$1,111,709
Accounts payable and accrued expenses	614,541	375,862
Unearned revenue	74,260	38,191
Current portion of long term debt	6,110	3,065
Current liabilities of discontinued operations	28,019	30,294
Total current liabilities	2,021,443	1,559,121
Long term debt	810,970	665,697
Other long term liabilities	70,166	60,015
Long term liabilities of discontinued operations	1,009	1,028
Total liabilities	2,903,588	2,285,861
Commitments and contingencies
Redeemable noncontrolling interest	120,681	—
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 61,044,175 issued and 57,657,040 outstanding at March 31, 2014, and 58,673,215 issued and 55,319,239 outstanding at December 31, 2013	61	59
Additional paid-in capital	739,972	594,326
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(614)	(2,620)
Retained earnings	764,902	731,919
Treasury stock, at cost (3,387,135 and 3,353,976 shares, respectively)	(91,655)	(89,643)
Total Centene stockholders’ equity	1,412,666	1,234,041
Noncontrolling interest	9,512	9,398
Total stockholders’ equity	1,422,178	1,243,439
Total liabilities and stockholders’ equity	$4,446,447	$3,529,300

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Premium	$3,070,887	$2,388,639
Service	281,174	33,194
Premium and service revenues	3,352,061	2,421,833
Premium tax and health insurer fee	107,827	103,649
Total revenues	3,459,888	2,525,482
Expenses:
Medical costs	2,742,453	2,154,546
Cost of services	242,284	25,065
General and administrative expenses	295,512	203,296
Premium tax expense	78,278	102,975
Health insurer fee expense	31,327	—
Total operating expenses	3,389,854	2,485,882
Earnings from operations	70,034	39,600
Other income (expense):
Investment and other income	4,724	4,263
Interest expense	(7,023)	(6,625)
Earnings from continuing operations, before income tax expense	67,735	37,238
Income tax expense	34,555	14,690
Earnings from continuing operations, net of income tax expense	33,180	22,548
Discontinued operations, net of income tax expense (benefit) of $(8),and $348, respectively	(833)	363
Net earnings	32,347	22,911
Noncontrolling interest	(636)	(91)
Net earnings attributable to Centene Corporation	$32,983	$23,002

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$33,816	$22,639
Discontinued operations, net of income tax expense (benefit)	(833)	363
Net earnings	$32,983	$23,002

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.59	$0.43
Discontinued operations	(0.02)	0.01
Basic earnings per common share	$0.57	$0.44

Diluted:
Continuing operations	$0.57	$0.41
Discontinued operations	(0.01)	0.01
Diluted earnings per common share	$0.56	$0.42

Weighted average number of common shares outstanding:
Basic	57,483,876	52,357,119
Diluted	59,361,266	54,266,928

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$32,347	$22,911
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	20,318	15,691
Stock compensation expense	11,297	8,375
Deferred income taxes	(7,873)	986
Changes in assets and liabilities
Premium and related receivables	(119,207)	(56,734)
Other current assets	3,411	(50,537)
Other assets	(14,425)	5
Medical claims liabilities	196,221	117,385
Unearned revenue	34,662	3,578
Accounts payable and accrued expenses	90,481	(22,745)
Other operating activities	5,213	4,078
Net cash provided by operating activities	252,445	42,993
Cash flows from investing activities:
Capital expenditures	(18,116)	(10,654)
Purchases of investments	(167,373)	(358,131)
Sales and maturities of investments	111,994	212,508
Investments in acquisitions, net of cash acquired	(76,989)	—
Net cash used in investing activities	(150,484)	(156,277)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,464	1,408
Proceeds from borrowings	645,000	—
Payment of long-term debt	(519,413)	(776)
Excess tax benefits from stock compensation	312	515
Common stock repurchases	(2,012)	(565)
Contribution from noncontrolling interest	5,407	202
Debt issue costs	—	(661)
Net cash provided by financing activities	130,758	123
Net increase (decrease) in cash and cash equivalents	232,719	(113,161)
Cash and cash equivalents, beginning of period	1,038,073	843,952
Cash and cash equivalents, end of period	$1,270,792	$730,791
Supplemental disclosures of cash flow information:
Interest paid	$1,648	$1,410
Income taxes paid	21,265	2,205
Equity issued in connection with acquisition	132,371	—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
AT-RISK MEMBERSHIP
Managed Care:
Arizona	7,100	7,100	23,700	23,200	23,300
Arkansas	16,400	—	—	—	—
California	118,100	97,200	—	—	—
Florida	230,300	222,000	217,800	216,200	214,600
Georgia	331,400	318,700	314,100	316,600	314,000
Illinois	22,400	22,300	22,800	18,000	18,000
Indiana	198,700	195,500	198,400	200,000	202,400
Kansas	145,000	139,900	137,700	137,500	133,700
Louisiana	149,800	152,300	152,600	153,700	162,900
Massachusetts	50,800	22,600	23,200	15,200	17,300
Minnesota	9,400	—	—	—	—
Mississippi	85,400	78,300	76,900	77,300	77,000
Missouri	58,100	59,200	58,200	58,800	57,900
New Hampshire	37,100	33,600	—	—	—
Ohio	181,800	173,200	170,900	156,700	157,700
South Carolina	96,300	91,900	89,400	88,800	90,100
Tennessee	21,100	20,700	20,400	—	—
Texas	904,000	935,100	957,300	960,400	948,400
Washington	151,700	82,100	77,100	67,600	63,500
Wisconsin	70,800	71,500	72,000	73,400	72,600
TOTAL	2,885,700	2,723,200	2,612,500	2,563,400	2,553,400

Medicaid	2,169,100	2,054,700	1,953,300	1,953,600	1,951,300
CHIP & Foster Care	269,200	275,100	274,900	273,200	265,400
ABD & Medicare	300,500	305,300	302,000	289,800	288,400
HIM	39,700	—	—	—	—
Hybrid Programs	14,400	19,000	19,600	22,400	24,600
LTC	51,800	37,800	31,600	24,400	23,700
Correctional Services	41,000	31,300	31,100	—	—
TOTAL	2,885,700	2,723,200	2,612,500	2,563,400	2,553,400

Specialty Services(a):
Cenpatico Behavioral Health Arizona	162,700	156,600	160,700	157,100	156,200

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$355	$335	$328	$306	$304

CLAIMS(b)
Period-end inventory	808,500	622,200	698,900	703,400	940,200
Average inventory	555,400	511,700	505,800	510,000	555,800
Period-end inventory per member	0.28	0.23	0.27	0.27	0.37
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	9,500	8,800	8,200	7,900	7,100

	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013

DAYS IN CLAIMS PAYABLE (c)	42.6	42.4	40.6	41.5	39.7
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$2,166.4	$1,870.6	$1,612.9	$1,502.9	$1,494.0
Unregulated	49.3	44.7	37.6	33.8	45.5
TOTAL	$2,215.7	$1,915.3	$1,650.5	$1,536.7	$1,539.5

DEBT TO CAPITALIZATION	36.5%	35.0%	30.5%	32.9%	35.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	34.4%	32.4%	27.4%	29.8%	31.9%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($72.1 million at March 31, 2014).
Operating Ratios:

	Three Months Ended March 31,
	2014	2013
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & HIM	86.9%	90.8%
ABD, LTC & Medicare	92.9	90.0
Specialty Services	87.7	83.4
Total	89.3	90.2

Total General & Administrative Expense Ratio	8.8%	8.4%
MEDICAL CLAIMS LIABILITY (In thousands)

The changes in medical claims liability are summarized as follows:

Balance, March 31, 2013	$950,090
Incurred related to:
Current period	9,691,530
Prior period	(108,982)
Total incurred	9,582,548
Paid related to:
Current period	8,410,937
Prior period	823,188
Total paid	9,234,125
Balance, March 31, 2014	$1,298,513

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to March 31, 2013.